AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1996
                                                        REGISTRATION NO. 33-


                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549




                                 FORM S-8
                         REGISTRATION STATEMENT
                                   UNDER
                          THE SECURITIES ACT OF 1933




                    FIRST ENTERPRISE FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)




        ILLINOIS                                                36-3688499
  (State or other jurisdiction of                            (IRS Employer
  incorporation or organization)                       Identification No.)

                        500 DAVIS STREET, SUITE 1005
                          EVANSTON, ILLINOIS 60201
                  (Address, of principal executive offices)


                1992 STOCK OPTION PLAN AS AMENDED AND RESTATED

                        1995 DIRECTOR STOCK OPTION PLAN

                       1995 EMPLOYEE STOCK PURCHASE PLAN
                           (Full title of the plans)

                             MR. MICHAEL P. HARRINGTON
                   CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        FIRST ENTERPRISE FINANCIAL GROUP, INC.
                             500 DAVIS STREET, SUITE 1005
                               EVANSTON, ILLINOIS 60201
                                    (847) 866-8665
               (Name, address, including ZIP Code, and telephone number,
                        including area code, of agent for service)


                                      Copies to:

                                  HAL M. BROWN, ESQ.
                                    RUDNICK & WOLFE
                               203 NORTH LASALLE STREET
                                      SUITE 1800
                               CHICAGO, ILLINOIS  60601
                                    (312) 368-4000
                              (312) 236-7516 (TELECOPIER)




                          CALCULATION OF REGISTRATION FEE
================================================================================
Title of each class    Amount to be    Proposed         Proposed       Amount of
of securities to be    registered      maximum          maximum        regis-
registered                             offering price   aggregate      tration
                                       per share*       offering       fee
                                                        fee*
- --------------------------------------------------------------------------------
Common Stock, par
value $.01 per share   2,262,080       $5.7741          $13,061,500    $4504
================================================================================
 * Pursuant to Rule 457(c) and (h), the registration fee has been calculated on the basis of the actual price per share ($1.13 and $1.36) at which the outstanding options may be exercised, and $7.125 per share with respect to the remaining shares, the average of the high and low sale prices of the common stock on July 24, 1996, as reported on the Nasdaq Stock Market's National Market.

 PROSPECTUS



                            2,262,080 SHARES


                             FIRST ENTERPRISE
                           FINANCIAL GROUP, INC.



                                COMMON STOCK

     First Enterprise Financial Group, Inc. (the "Company") is a specialty finance company engaged primarily in purchasing and servicing installment contracts originated by dealers for financing the sale of automobiles. The Company purchases installment contracts which provide financing for non-prime consumers.


     The shares of common stock, par value $.01 per share ("Common Stock"), offered hereby are being sold by the Selling Shareholders (as hereinafter defined). The Company will not receive any proceeds from the sale of the Common Stock. The Company's Common Stock is traded on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "FENT".




    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
         SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
            OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                THE CONTRARY IS A CRIMINAL OFFENSE.







                           JULY 26, 1996

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                       AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 75 Park Place, 14th Floor, New York, New York 10007; Chicago Regional Office, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Commission maintains a Web site that contains reports, proxy and information statements and other information about the Company. The address of the Web site maintained by the Commission is "http://www.sec.gov".

     The Company has filed with the Securities and Exchange Commission ("Commission") a Registration Statement on Form S-8 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to such exhibits and schedules, which can be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and copies may be obtained therefrom upon payment of the fees prescribed by the SEC.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any and all documents incorporated herein by reference. Requests for such copies should be directed to the Secretary at 500 Davis Street, Suite 1005, Evanston, Illinois 60201, Telephone (847) 866-8665.

                       SELLING SHAREHOLDERS

     All of the shares of Common Stock subject to this Prospectus have been purchased by certain employees under the Company's 1992 Stock Option Plan. The following table sets forth the names of the employees of the Company eligible to resell Common Stock of the Company issued to them and the maximum number of shares that may be resold by each employee pursuant to this prospectus.

 EMPLOYEE            MAXIMUM SHARES
                       TO BE SOLD


 William Andrew           12,888

 Cecil L. Bice            20,620

 Gloria A. Bowers         20,620

 David P. Erfert           5,155

 Jan W. Erfert            20,620

 John A. Gaffney          20,620

 Jim Graves                5,155

 Robert J. Harker         90,216

 Arthur Hill               5,155

 John B. Parker           20,620

 Thomas G. Parker        412,416

 Tommy Powell             61,862

 Leroy Smith               5,155

 Kenneth L. Stucky       309,312

 Ted Wallace               5,155








                       PLAN OF DISTRIBUTION

     The shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales.


          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission pursuant to the Securities Act of 1933 and the Exchange Act of 1934 and are incorporated by reference and made a part of this Prospectus:

     The Company's prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 on July 22, 1996.

     Item 1 of the Company's registration statement on Form 8-A registering its Common Stock under Section 12(g) of the Securities Exchange Act of 1934.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein or contained in this Prospectus shall be deemed to be supplemented, modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein supplements, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus.


                           LEGAL MATTERS

     The validity of the shares offered hereby is being passed upon for the Company by Rudnick & Wolfe, Chicago, Illinois.

                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


 ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     Item 1 of the Company's registration statement on Form 8-A registering its Common Stock under Section 12(g) of the Securities Exchange Act of 1934 and the Company's prospectus filed with the Commission pursuant to Rule 424(b) promulgated pursuant to the Securities Act of 1933 on July 22, 1996 are incorporated herein by reference. In addition, all reports and proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

 ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

 ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     An opinion with respect to the legality of shares of common stock subject to stock options is being given by Rudnick & Wolfe, 203 North LaSalle Street, Chicago, Illinois, 60601, counsel for the Company.

 ITEM 6.  LIMITATION OF LIABILITY AND INDEMNIFICATION.

     Section 8.75 of the Illinois Business Corporation Act authorizes indemnification of directors, officers, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Illinois to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

     The Company's Articles and its Bylaws provide for indemnification of its officers and directors to the full extent by the Illinois Business Corporation Act. The Articles of the Company eliminate, to the fullest extent permitted by Illinois law, liability of a director to the Company or its stockholders for monetary damages for breach of such director's fiduciary duty of care as a director, except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (c) authorizes payment of an illegal dividend or stock purchase or (d) derives an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies, such as injunctive relief or rescission, remain available. In addition, the Bylaws provide that the Company shall, to the fullest extent authorized by the Illinois Business Corporation Act, as amended from time to time, indemnify all directors and officers and all other persons serving at the request of the Company as a director, officers, employee or agent of another corporation or of a partnership, trust or other enterprise.

     The Company has also entered into indemnification agreements in the form described below with each person who is currently a member of its board of directors and will enter into such agreements with persons who in the future become directors of the Company. Such indemnification agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines and amounts paid in settlement resulting from, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively an "Action"), by reason of the fact that such director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification agreements provide that if any payment, advance or indemnification of the director requires that he or she acted in good faith, in a manner he or she reasonably believed to be for or not opposed to the best interest of the Company or without reasonable cause to believe his or her conduct was unlawful, then it shall be presumed that he or she so acted unless proven otherwise by clear and convincing evidence. The indemnification agreements also provide for the advancement of all expenses, including reasonable attorneys' fees, arising from the investigation of any claim, preparation for the defense or defense of settlement of an Action. The indemnification agreements authorize the Company to participate in the defense of any Action and to assume the defense thereof, with counsel who shall be reasonably satisfactory to the director, provided that the director shall be entitled to separate counsel of his or her choosing if he or she reasonably believes that (i) there exists conflicting interest between himself or herself and the Company or other party (the defense of whom the Company shall have assumed) or
 (ii) there is any substantial likelihood that the Company will be financially or legally unable to satisfy its obligations under the indemnification agreements. The indemnification agreements provide that a director's rights under such contract are not exclusive of any other indemnification rights he or she may have under any provision of law, the Articles or Bylaws of the Company, the vote of the Company's stockholders or disinterested directors, other agreements or otherwise. (Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that such indemnification is considered by the Commission to be against public policy and, therefore, unenforceable.)

 ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Exemption from the registration provisions of the Securities Act of 1933 for all shares of Common Stock registered for resale by the Selling Shareholders (as defined in the prospectus) hereby was claimed under 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve any public offering, the purchasers were sophisticated with access to the kind of information registration would provide and that purchasers acquired such securities without a view toward the distribution thereof. In addition, exemption from the registration provisions of the Securities Act was also claimed under Section 3(b) of the Securities Act and rules and regulations promulgated thereunder on the basis that such securities were sold pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation and not for capital raising purposes under Rule 701 of the Securities Act.

 ITEM 8.  EXHIBITS.

     4    Specimen Common Stock Certificate [Incorporated by reference to
          Exhibit 4 to Registration Statement, SEC File No. 33-80127]

     5.1  Opinion of Rudnick & Wolfe

     10.2 Amended and Restated 1992 Stock Option Plan [Incorporated by reference to Exhibit 10.2 to Registration Statement, SEC File No. 33-80127]

     10.3 1995 Nonqualified Director Stock Option Plan, [Incorporated by reference to Exhibit 10.3 to Registration Statement, SEC File No. 33-80127]

     10.4 1995 Employee Stock Purchase Plan [Incorporated by reference to
          Exhibit 10.4 to Registration Statement, SEC File No. 33-80127]

     23.2 Consent of Rudnick & Wolfe (contained in Exhibit 5.1 hereof)

     23.3 Consent of Grant Thornton LLP

     24 Power of Attorney by the directors and certain officers of the Company

 ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
          section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 26, 1996.


                          FIRST ENTERPRISE FINANCIAL GROUP, INC.


                          By: /s/ PAUL A STINNEFORD

                              Paul A. Stinneford
                              VICE PRESIDENT,  SECRETARY AND GENERAL COUNSEL

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

 NAME                     TITLE                                 DATE

 Michael P. Harrington*   Chairman of the Board and President   July 26, 1996
                          (chief executive officer)
 Robert J. Harker*        Director, Vice President and          July 26, 1996
                          Controller (chief accounting officer)
 Paul A. Stinneford*      Director, Vice President, Secretary   July 26, 1996
                          and General Counsel
 Jan W. Erfert*           Vice President and Treasurer (chief   July 26, 1996
                          financial officer)

 *By:  /s/ PAUL A. STINNEFORD                                   July 26, 1996
       Paul A. Stinneford
       ATTORNEY-IN-FACT






                           EXHIBIT INDEX


  EXHIBIT

   4 Specimen Common Stock Certificate [Incorporated by reference to Exhibit 4 to Registration Statement, SEC File No. 33-80127]

   5.1               Opinion of Rudnick & Wolfe

  10.2 1992 Stock Option Plan [Incorporated by reference to Exhibit 10.2 to Registration Statement, SEC File No. 33-80127]

  10.3               1995 Nonqualified Director Stock Option Plan
                     [Incorporated by reference to Exhibit 10.4 to Registration Statement, SEC File No. 33-80127]

  10.4 1995 Employee Stock Purchase Plan [Incorporated by reference to Exhibit 10.4 to Registration
                     Statement, SEC File No. 33-80127]

  23.1              Consent of Grant Thornton LLP

  23.3 Consent of Rudnick & Wolfe (contained in Exhibit 5.1 hereof)

  24 Power of Attorney by the directors and certain officer of the Company